Exhibit (d)(5)(ix)

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Second Amended and Restated Investment Advisory Agreement dated as of May 25, 2007 (“Amendment No. 1”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) Massachusetts Financial Services Company (dba MFS Investment Management), a Delaware corporation (“MFS” or “Adviser”).

AXA Equitable and MFS agree to modify the Second Amended and Restated Investment Advisory Agreement dated as of August 1, 2006 (“Agreement”) as follows:

1. Removed Portfolios. All references to the EQ/MFS Emerging Growth Companies Portfolio and EQ/MFS Investors Trust Portfolio of EQ Advisors Trust (“Trust”) are hereby removed.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/International Growth Portfolio of the Trust on the terms and conditions set forth in the Agreement.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Steven M. Joenk	By:	/s/ Robert J. Manning
	Steven M. Joenk		Name:	Robert J. Manning
	Senior Vice President		Title:	President and CEO

APPENDIX A

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

Portfolio	Advisory Fee
EQ/International Growth Portfolio	0.45% of the Portfolio’s average daily net assets up to and including $500 million; 0.40% of the Portfolio’s average daily net assets in excess of $500 million and up to $1 billion; 0.375% of the Portfolio’s average daily net assets in excess of $1 billion and up to and including $2 billion; and 0.35% of the Portfolio’s average daily net assets over $2 billion